EXHIBIT 21.1
                                                                    ------------


                         THE ESTEE LAUDER COMPANIES INC.
                            SIGNIFICANT SUBSIDIARIES


All significant subsidiaries are wholly-owned by The Estee Lauder Companies Inc. and/or one or more of its wholly-owned subsidiaries.

                                                      Jurisdiction
                        Name                       in which Organized
         ----------------------------------   -----------------------------

         Aramis Inc.                                    Delaware

         Clinique Laboratories, Inc.                    Delaware

         Estee Lauder Europe, Inc.                      Delaware

         Estee Lauder Inc.                              Delaware

         Estee Lauder International, Inc.               Delaware